As filed with the Securities and Exchange Commission on February 7, 2003
                             Registration No. 333-100103
     _________________________________________________________________________

                   United States Securities and Exchange Commission
                               Washington, D.C. 20549
                                   AMENDMENT NO. 1
                                         TO
                                      FORM S-3
                 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             Merge Technologies Incorporated
                 (Exact name of registrant as specified in its charter)

                   Wisconsin			      39-1600938
         (State or other jurisdiction of	    (I.R.S Employer
         incorporation or organization)		 Identification Number)


       1126 South 70th Street, Suite S107B, Milwaukee, Wisconsin 53214-3151
                                     (414) 977-4000
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Richard A. Linden, President & CEO
         1126 South 70th Street, Suite 107B, Milwaukee, Wisconsin 53214-3151
                                    (414) 977-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             _____________________________

                                       Copies to:
                                 Mitchell D. Goldsmith
                                   Dennis B. O'Boyle
                                Shefsky & Froelich Ltd.
                                444 N. Michigan Avenue
                                Chicago, Illinois 60611
                                     (312) 527-4000
                               (312) 527-3194 (Facsimile)

                             _____________________________

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement has been declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following:

----------.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (hereinafter referred to as the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment
plans, check the following:     X
			   -----------.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
							--------

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
				---------.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following:
			   --------.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission (as hereinafter defined), acting pursuant to said Section 8(a), may determine.


<PAGE i>

                   SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2003

                              PRELIMINARY PROSPECTUS

                                 1,106,861 Shares
                                       of
                          Merge Technologies Incorporated

                                  Common Stock
                               ($0.01 par value)

	-- This paragraph is along left margin of this page ii --
The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

	This Prospectus relates to the public offering of up to 1,106,861 shares of our Common Stock, all of which shares may be sold from time to time by the selling shareholders described herein or their assignees and transferees.

	In May 2002, we purchased the assets of Aurora Technology Inc. through one of our wholly-owned subsidiaries. In connection with this transaction, we issued 93,901 unregistered Shares to Aurora's shareholders. We are obligated to register such shares on behalf of those holders.

	In addition, in June 2002, we, Merge Technologies Holdings Co. and eFilm Medical Inc., a Canadian corporation, completed transactions pursuant to a Reorganization Agreement which resulted in us owning, through Merge Technologies Holding Co., 100% of the voting equity securities of eFilm. At the same time as it entered into the Reorganization Agreement, eFilm issued certain non-voting equity exchangeable eFilm shares to the old eFilm shareholders. The exchangeable shares allow eFilm shareholders to exchange their exchangeable shares for 1,000,000 of our shares. We are obligated to register such shares on behalf of those holders. For a description of the conversion provisions of the exchangeable shares, see "Issuance of Common Stock Upon Exchange of Exchangeable Shares."

	Also, during 2002, we also issued 6,076 Shares to holders of our Series A Preferred Stock in the form of dividends on the Series A Preferred and 6,884 shares to certain of our directors for services. We are registering such shares on behalf of those holders.

	The shares trade on the Nasdaq SmallCap Market under the symbol "MRGE." On February 6, 2003, the last reported bid price was $7.51 for the shares.

	The selling shareholders and certain persons who purchase the shares from the selling shareholders may be deemed "Underwriters," as that term is defined in the Securities Act of 1933, as amended. The shares may be offered by the Selling Shareholders in one or more transactions on the Nasdaq SmallCap Market, or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be sold by the selling shareholders either (i) to a broker or dealer as principal for resale by such broker or dealer for its account pursuant to this Prospectus (e.g., in transactions with a "market maker") or (ii) in brokerage transactions, including transactions in which the broker solicits purchasers.

	We will pay substantially all other expenses of this offering (including the expense of preparing and duplicating this Prospectus and the Registration Statement of which it is a part).

	These are speculative securities. You should purchase these securities only if you can afford a complete loss of your investment.

   SEE "RISK FACTORS" ON PAGE 2 FOR INFORMATION THAT SHOULD BE CONSIDERED BY
                              PROSPECTIVE INVESTORS
                          _____________________________


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                 The date of this Prospectus is ____________, 2003


<PAGE ii>


                         DOCUMENTS INCORPORATED BY REFERENCE
			-------------------------------------

	Merge Technologies Incorporated ("we," "us," or "our") is incorporating in this Prospectus by reference the following documents which we filed with the Securities and Exchange Commission (hereinafter referred to as the "Commission"):

	1. Our Annual Report on Form 10-KSB, as amended, for fiscal year ended December 31, 2001.

	2. Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 2002.

	3. Our Proxy Statement dated April 15, 2002, for our 2002 Annual Meeting of Shareholders filed with the Commission on April 17, 2002.

	4. Our Reports on Form 8-K dated May 22, 2002, as amended, and June 28, 2002, as amended.

	5. Our Form 8-A dated January 9, 1998.

	All documents which we file subsequently to the foregoing pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

	Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statements.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

	THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM US. REQUESTS TO OBTAIN SUCH DOCUMENTS SHOULD BE DIRECTED TO US, AT 1126 SOUTH 70TH STREET, SUITE 107B, MILWAUKEE, WISCONSIN 53214-3151 (TELEPHONE: (414) 977-4000).

	Some of the statements included in this Prospectus may be considered to be "forward looking statements" since such statements relate to matters which have not yet occurred. For example, phrases such as "we anticipate," "believe" or "expect" indicate that it is possible that the event anticipated, believed or expected may not occur. Should such event not occur, then the result which we expected also may not occur or occur in a different manner, which may be more or less favorable to us. We do not undertake any obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or circumstances.

	Readers should carefully review the items included under the subsection Risk Factors, as they relate to forward looking statements, as actual results could differ materially from those projected in the forward looking statement.


				  SUMMARY
				-----------

	Purpose of the Offering. Certain of our shareholders are offering up to 1,106,861 shares of our Common Stock, par value $0.01 per share (the "Shares") through this Prospectus. We will not receive any of the proceeds of the sale of any Shares sold by the Selling Shareholders.


<PAGE 1>


	Our Business. We are in the business of integrating radiology images and information into healthcare enterprise networks. Our products fall into three distinct categories: connectivity solutions; radiology workflow software applications; and professional services. Our products and services enhance the quality of healthcare provided to patients because they improve radiology workflow efficiencies, reduce healthcare operating costs and improve clinical decision making processes. We deliver this tangible value to facilities of all sizes, but we specifically target small to medium size healthcare facilities, multi-hospital groups, clinics and diagnostic imaging centers by working with our customers to offer unique, phased, cost effective solutions to solve their image and information management and radiology workflow needs. We believe that we have been a key contributor to the development of the industry's standard network communications protocol known as Digital Imaging Communications Medicine, open medical standards like HL-7 and the Integrated Healthcare Enterprise ("IHE").


RECENT ACQUISITION OF AURORA TECHNOLOGY, INC.

	Through one of our wholly owned subsidiaries, we recently acquired the assets of Aurora Technology, Inc., a private Minnesota corporation ("Aurora"). Aurora was in the business of design, production and sale of diagnostic radiology products and software that facilitate the viewing, distribution and storage of digital images. We are utilizing Aurora's assets in a similar manner as Aurora.

RECENT ACQUISITION OF EFILM MEDICAL INC.

	We also recently purchased 100% of the issued and outstanding shares of common stock of eFilm Medical Inc. ("eFilm"). eFilm has been in the business of development of medical imaging workflow product and services and developing innovative medical image viewing and related solutions within a clinical environment. We are utilizing eFilm's assets in a similar manner as eFilm.


                                   RISK FACTORS
				  --------------

	This offering involves a high degree of risk. Prospective investors should consider carefully, among other things, the following risk factors with respect to us and this offering.

WE HAVE NOT BEEN CONSISTENTLY PROFITABLE AND THROUGH 2000 INCURRED OPERATING LOSSES

	We incurred net losses of $1,919,970 in fiscal 1998, $2,898,821 in fiscal 1999 and $5,707,394 in fiscal 2000, respectively. We earned net income of $1,270,758 for the year ended December 31, 2001 and $2,350,286 for the nine months ended September 30, 2002. There can be no assurance that we will continue profitability in the future.

OUR OPERATING RESULTS MAY FLUCTUATE BECAUSE OF A VARIETY OF FACTORS

	Our operating results are subject to quarterly and other fluctuations due to a variety of factors. A significant portion of our business is derived from orders placed by original equipment manufacturers ("OEMs") and direct sales to healthcare customers. The timing of such orders could cause material fluctuations in our business and operating results. Additionally, healthcare capital spending and budgetary cycles could cause material fluctuations in
our direct sales from quarter to quarter.   Other factors that may cause our
operating results to fluctuate include changes in sales volumes through our distribution channels, changes in the mix of products sold, the timing of new product announcements and introductions by us and our competitors, market acceptance of new or enhanced versions of our products, availability and cost of products from our suppliers, competitive pricing pressures, the gain or loss of significant customers, increased research and development expense associated with new product introductions and economic conditions generally or in various geographic areas. All of the above factors are difficult for us to forecast, and these or other factors can materially affect our operating results for one quarter or series of quarters. In addition, our gross margins may decrease in the future as a result of increasing sales of lower margin products or services and volume discounts.
We expect to continue to increase our operating expenses for personnel, marketing and new product development. If we do not achieve increased levels of sales commensurate with these increased levels of operating expenses, our business and operating results will be materially adversely affected. There


<PAGE 2>


can be no assurance that we will be profitable on a quarterly or annual basis. Fluctuations in operating results may also result in fluctuations in the price of our common stock.

WE MAY EXPERIENCE INCREASED CREDIT AND PAYMENT RISKS IF WE INCREASE DIRECT SALES TO END USERS AND DECREASE SALES THROUGH VALUE ADDED RESELLERS

	We currently market and sell a significant portion of our products to OEMs and value added resellers ("VARs"). We have not, in the past, experienced significant nonpayment or delays in payment on receivables from these customers. Increased direct sales to end-users, such as hospitals, may create delays in payment of receivables to us and may also increase the risk of nonpayment of receivables. We may bear increased interest expense if we experience delays in receipt of payment on receivables as a result of increased sales directly to end-users as a percentage of total sales.

WE MAY NOT BE ABLE TO RESPOND TO TECHNOLOGICAL CHANGE

	The markets for our products are characterized by rapid technological advances and changes in customer requirements and evolving regulatory requirements and industry standards. Our future prospects will depend, in part, on our ability to enhance our medical image networking and information management products in a timely manner and to identify, develop and achieve market acceptance of new products that address new technologies and standards and meet customer needs in the medical imaging network and information management markets. There can be no assurance that we will be able to respond to technological advances, changes in customer requirements or changes in regulatory requirements or industry standards or that we will be able to develop and market new products successfully. We are subject to risks from a number of sources that could materially affect our ability to respond to technological change.

WE MAY NOT BE ABLE TO RESPOND TO CHANGES IN OUR INDUSTRY OR TO THE REQUIREMENTS OF OUR CUSTOMERS

	Because the industry in which we operate is subject to rapid technological change, we must constantly monitor industry conditions, customer preferences and other matters. Any failure by us to anticipate or to respond adequately to technological developments in our industry, changes in customer requirements, changes in regulatory requirements or industry standards, or any significant delays in the development, introduction or shipment of products, could have a material adverse effect on our business and operating results. In anticipation of new product introductions by us or our competitors, customers could refrain from purchasing our existing products. New products could render certain of our existing products obsolete. Any of these events could materially adversely affect our business and operating results. In addition, third-party payers, such as governmental programs and private insurance plans, can indirectly affect the pricing or relative attractiveness of our products by regulating the maximum amount of reimbursement that they will provide for taking, storing and interpreting medical images. A decrease in the reimbursement amounts for radiological procedures may decrease the amount which physicians, clinics and hospitals are able to charge patients for such services. As a result, adoption of new technologies may slow as capital investment budgets are reduced, thereby significantly reducing the demand for our products.

WE SELL OUR PRODUCTS TO A RELATIVELY LIMITED NUMBER OF CUSTOMERS, THE LOSS OF ONE OR MORE OF WHICH COULD MATERIALLY AND ADVERSELY AFFECT US

	We currently sell a material portion of our products to a relatively limited number of OEMs, VARs and dealers. Aggregate sales to our ten largest customers represented approximately 70%, 71%, 65%, 60% and 49% of our net sales in 1998, 1999, 2000, 2001, and nine months ended September 30, 2002, respectively. During 1998, Marconi and Konica accounted for approximately 18% each of our net sales. During 1999, Marconi accounted for 17% of our net sales and Konica, Philips and Fuji accounted for approximately 11% each of our net sales. During 2000, Fuji accounted for 14% of our net sales and Philips and Marconi each accounted for approximately 12% of our net sales. During 2001, Philips accounted for 16%, GE accounted for 13%, and Fuji accounted for 10% of our net sales. For the nine months ended September 30, 2002 Philips accounted for 20% of our net sales. There can be no assurance that our current customers will continue to place orders with us or that we will be able to obtain orders from new customers. The loss of any one or more of our major customers could materially adversely affect our business and operating results. None of our customers are


<PAGE 3>


subject to any minimum purchase requirements, and many of our VAR and OEM customers offer competitive systems manufactured by third parties. Each of our VAR and OEM customers and dealers can cease marketing products at their respective option, and the loss of one or more significant customers could materially adversely affect our business and operating results.

WE MAY NOT BE ABLE TO EXPAND SUFFICIENTLY OUR SALES FORCE IN ORDER TO INCREASE OUR SALES TO CUSTOMERS OUTSIDE OF THE UNITED STATES

	An important component of our business plan includes increasing our sales to customers outside the United States, which represented 36% of our net sales in fiscal 2001 and 39% of our net sales for the nine months ended September 30, 2002. In order to increase overseas sales, it may be necessary or desirable for us to expand our sales force or establish additional offices outside the United States. The increased costs of hiring new personnel or establishing offices could have a material adverse effect on our results of operations and financial condition.

IF WE ARE UNABLE TO RETAIN OUR KEY PERSONNEL, OUR BUSINESS MAY BE HARMED

	Our continued success will depend to a significant degree upon the efforts and abilities of our senior management, in particular, Richard
A. Linden, our President and Chief Executive Officer, William C. Mortimore, our founder and Chief Strategy Officer, Gregory G. Couch, Vice President and Chief Technology Officer, William L. Stafford, Vice President of OEM/VAR Sales, Joseph R. Gentile, Vice President of Direct Sales, Catherine M. McCallum, Vice President of Professional Services, Beth Frost-Johnson,
Vice President, Marketing, David M. Noshay, Vice President, Business Development, Anton van Kimmenade, Vice President Service, Director European Branch, and Scott T. Veech, Chief Financial Officer, Secretary and Treasurer. Of these key personnel, Mr. Linden, Mr. Mortimore, Mr. Couch, Ms. McCallum, Mr. van Kimmenade and Mr. Veech have employment agreements with us.

	We carry key man life insurance in the amount of $2,000,000 on Richard A. Linden and $2,000,000 on William C. Mortimore. We do not carry key man life insurance on any other of our officers or directors. The loss of the services of any of these persons could have a material adverse effect on us.

BECAUSE COMPETITION FOR QUALIFIED PERSONNEL IS INTENSE, WE MAY NOT BE ABLE TO RECRUIT OR RETAIN PERSONNEL, WHICH COULD IMPACT THE DEVELOPMENT AND ACCEPTANCE OF OUR PRODUCTS AND SERVICES

	Our ability to carry out our business plan depends, in part, upon our ability to hire and retain skilled sales and marketing professionals and engineering specialists. Although we believe we will be able to hire qualified personnel for such purposes, our inability to do so could materially adversely affect our ability to market, sell and enhance our product lines. The market for qualified experienced sales and marketing professionals and engineering specialists has historically been, and we expect that we will continue to be, intensely competitive. The inability to recruit and retain qualified employees could materially adversely affect our results of operations and financial condition.

IF THE PROTECTION OF OUR INTELLECTUAL PROPERTY IS INADEQUATE, OUR COMPETITORS MAY GAIN ACCESS TO OUR TECHNOLOGY AND WE COULD LOSE CUSTOMERS.

	We have received U. S. Patent No. 5,740,428 dated April 14, 1998,
U. S. Patent No. 5,950,207 dated September 7, 1999, New Zealand Patent No. 306009 dated February 7, 1996, and Australia Patent No. 704804 dated August 12, 1999, for one aspect of our Workflow technology. A U. S. patent has been applied for Distributed Architecture for Health Care Environment, Patent Application No. 09/151902 underlying our MergeWeb Workflow technology. We have also applied for additional foreign patents; however, we generally do not rely solely on patent protection with respect to our products. Instead, we rely on a combination of copyright and trade secret laws, employee and third party confidentiality agreements and other measures to protect intellectual property rights pertaining to our systems and technology.


<PAGE 4>


There can be no assurance, however, that applicable copyright or trade secret laws or these agreements will provide meaningful protection of our copyrights, trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such copyrights, trade secrets, know-how or other proprietary information. In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States of America. There can be no assurance that third parties will not assert patent, copyright or other intellectual property infringement claims against us with respect to our products or technology or other matters.
Any such claims against us, with or without merit, as well as claims initiated by us against third parties, can be time-consuming and expensive to defend or prosecute and resolve. To date, we have not initiated any intellectual property infringement claims and no such claims have been asserted against us.

IF WE FAIL TO COMPLY WITH U.S. AND FOREIGN REGULATORY REQUIREMENTS RELATING TO OUR PRODUCTS, WE COULD BE MATERIALLY AND ADVERSELY AFFECTED

	The manufacturing and marketing of our products are subject to government regulation as medical devices in the United States of America by the United States Food and Drug Administration (the "FDA") and in other countries by corresponding foreign regulatory authorities. The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain. We believe that our success depends upon commercial sales of improved versions of our products, certain of which cannot be marketed in the United States and other regulated markets unless and until we obtain clearance or approval from the FDA and its foreign counterparts. Failure to comply with applicable regulatory requirements could result, among other things, in warning letters, seizures of our products, total or partial suspension of our production operations, refusal of the government to grant market clearance or pre-market approval, withdrawal of approvals or criminal prosecution.

	We are also subject to other federal, state and local laws and regulations relating to safe working conditions and manufacturing practices. In addition, sales of our products outside the United States of America are subject to various foreign regulatory requirements. The extent of government regulation that might result from any future legislation or administrative action cannot be predicted. Failure to comply with domestic regulatory requirements or to obtain any necessary foreign certifications or regulatory approvals, or any other failure to comply with regulatory requirements outside the United States could have a material adverse effect on our business, financial condition and results of operations.

IF WE BECOME LIABLE TO ANYONE USING ANY OF OUR PRODUCTS, WE COULD SUFFER FINANCIALLY AND OUR REPUTATION AND CREDIBILITY IN OUR INDUSTRY COULD BE SERIOUSLY AFFECTED

	We have licensing agreements with certain of our customers which typically contain provisions designed to limit our exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in our license agreements may not be effective under the laws of certain jurisdictions. Furthermore, although we try to include provisions limiting our exposure to product liability in our sales agreements, we are not always successful in doing so. Moreover, some of our products are sold without agreements addressing product liability claims at all. Although we have not experienced any product liability claims to date, the sale and support of products by us may entail the risk of such claims, and there can be no assurance that we will not be subject to such claims in the future. Although we have procured product liability insurance, there can be no assurance that we will continue to obtain such insurance on favorable terms or that such insurance will be sufficient to fully protect us against a successful product liability claim. A successful product liability claim brought against us could have a material adverse effect on our business, results of operations, and financial condition. Software products such as those offered by us occasionally contain errors or failures, especially when first introduced or when new versions are released. Although we conduct extensive product testing, we could in the future lose or delay recognition of revenues as a result of software errors or defects, the failure of our products to meet customer specifications or otherwise. Although, to date, our business has not been materially adversely affected by any such errors, defects or failure to meet specifications, there can be no assurance that defects will not be found in new products or releases after commencement of commercial shipments or that such products will meet customer specifications, resulting in loss or deferral of revenues, diversion of resources, damage to our reputation, or increased service and warranty and other costs, any of which could have a material adverse effect upon our business, operating results and financial condition.


<PAGE 5>


WE EXPERIENCE SUBSTANTIAL COMPETITION IN OUR INDUSTRY AND OUR COMPETITORS HAVE SOME ADVANTAGES OVER US

	The markets for our products are highly competitive.

	Imaging acquisition and connectivity products. We have several competitors in the imaging acquisition and connectivity products business. These products are sold primarily to our OEM and VAR customers who could decide to build these capabilities internally or source these products from one of our competitors.

	- In the DICOM software development tool business, we primarily compete directly and indirectly with a number of other entities, including private companies like LeadTools and the Radiological Society of North America ("RSNA"), which offers a version of DICOM (originally developed by Mallinckrodt Institute of Radiology) as "freeware" available to be downloaded without charge from the Internet, but which offers more limited features and no user support.

	- We also face competition from picture archiving and communication systems ("PACS") manufacturers that have developed some of these tools internally and make them available to their customers with the purchase of a complete PACS solution.

	- We face competition from two sources concerning our connectivity products. First, as legacy x-ray devices and specialty modalities like CTs and MRs are replaced with newer models, the need for our connectivity products decreases because connectivity features are built into the new modalities. Secondly, several small specialty companies provide similar connectivity products to the OEMs and VARs. We anticipate competing successfully against these companies based on our quality, feature set, and service reputation, but there is no assurance that we will be successful in maintaining our current run rate for this business line.

	Completed PACS workflow solution sales. Our growing end-user PACS workflow solution sales may put us more directly in competition with some of existing VAR customers who resell to end-users our component products as part of their own complete PACS solution.

	Many of our current and potential PACS workflow competitors have greater resources than we have in areas including finance, research and development, intellectual property and marketing. Many of these competitors also have broader product lines and longer standing relationships with customers in the medical imaging field than those we have.

	We believe that our ability to compete successfully depends on a number of factors both within and outside of our control, including:

	- product innovation;
	- product quality and performance;
	- price;
	- experienced sales, marketing and service organizations;
	- rapid development of new products and features;
	- continued active involvement in the development of DICOM and other medical communication standards; and
	- product and policy decisions announced by our competitors.

There can be no assurance that we will be able to compete successfully with existing or new competitors.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE

	We believe that existing cash, together with the availability under our working capital line of credit and future cash flows from operations, will be sufficient to execute our business plan during the next twelve months.


<PAGE 6>


However, any projections of future cash inflows and outflows are subject to substantial uncertainty. It may be necessary to raise additional capital to meet long-term liquidity needs. If it is determined that additional capital is needed, it will be raised by selling additional equity or raising debt from third party sources. The sale of additional equity or convertible debt securities could result in dilution to current stockholders. In addition, debt financing, if available, could involve restrictive covenants, which could adversely affect operations. There can be no assurance that any of these financing alternatives, including raising additional capital, will be available in amounts or on terms acceptable to us. If we are unable to raise any needed additional capital, we could be required to significantly alter our operating plan, which could have a material adverse effect on our business, financial condition and results of operations.

IF WE ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK IN CONNECTION WITH ANY FUTURE ACUISITIONS OF BUSINESSES, THE OWNERSHIP IN US, AND THE VALUE OF THE SHARES OWNED BY INVESTORS COULD BE DILUTED

	We may make additional acquisitions of businesses which we believe are complementary to our business. We may make payment for such acquisitions by issuing shares of our common or Preferred Stock or by payment in cash. If we choose to make payment in the form of shares of our common or Preferred Stock, our existing shareholders may experience a dilution in their ownership interest in us. If we elect to make payment in the form of cash, we would have to determine whether we will use available cash or obtain additional cash from traditional bank financing, sources other than banks or the proceeds of the sale of our common or Preferred Stock. While using debt to finance acquisitions may provide greater financial returns, it also brings with it greater risk. Should there be a downturn in the business of the target (due to numerous factors which could include normal downturns in the business cycle, the departure of key employees or key accounts, inability to integrate the target's operations into our operations, etc.), we may risk loss of our investment. Lenders and/or equity partners also may impose restrictions upon the manner in which we conduct our business.

WE MIGHT NOT BE ABLE TO INTEGRATE ANY BUSINESSES WHICH WE ACQUIRE
WITH OUR BUSINESSES

	If we should acquire additional businesses, we face the risk that we may not be able to integrate such acquisitions, including the acquisitions of eFilm and Aurora, successfully with our business. Should we be unable to integrate successfully any new business, we would be required either to dispose of such acquisition or attempt to change the operations of such acquisition so that it will integrate with our business. In either event, our business operations could be materially adversely affected.

WE WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES BY ANY OF THE SELLING SHAREHOLDERS IN THIS OFFERING

	We will not receive any of the proceeds from sale of Shares by any of the Selling Shareholders.

WE DO NOT HAVE ANY INTENTION TO DECLARE OR PAY ANY DIVIDENDS

	We do not currently intend to declare or pay any cash dividend on Common Stock in the foreseeable future and we anticipate that earnings, if any, will be used to finance the development and expansion of our business. Any payment of future dividends and the amounts thereof will be dependent upon our earnings, financial requirements and other factors deemed relevant by our Board of Directors, including our contractual obligations.

ANY ADDITIONAL PREFERRED STOCK WHICH WE ISSUE COULD HAVE RIGHTS AND PREFERENCES THAT COULD ADVERSELY AFFECT HOLDERS OF OUR COMMON STOCK

	Our Articles of Incorporation authorize the issuance of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, our Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. We issued certain shares of our Preferred Stock in connection with our purchases of Interpra Medical Imaging Network, Inc. and eFilm


<PAGE 7>


Medical Inc. As of the date of this Prospectus, we have issued one share of Special Voting Preferred Stock in connection with a voting trust with a financial institution (the "Interpra Trustee") established for the benefit of holders of Interpra Exchangeable Shares, __________ of which are outstanding as of the date of this Prospectus. We also have issued one share of Series 2 Special Voting Preferred Stock in connection with another voting trust with a financial institution (the "eFilm Trustee") established for the benefit of holders of eFilm Exchangeable Shares, __________ of which are outstanding as of the date of this Prospectus. There are no other shares of Preferred Stock of any other series presently outstanding. The Special Voting Preferred Stock and Series 2 Special Voting Preferred Stock both allow the Interpra Trustee and the eFilm Trustee to vote at meetings of Common Stockholders. As of the date of this Prospectus, the Interpra
Trustee has __________ votes with regard to the Special Voting Preferred Stock and the eFilm Trustee has __________ votes with regard to the Series
2 Special Voting Stock.. The rights of the holders of Common Stock presently may be materially adversely affected by, the rights of the holders of any additional Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. In addition, if we issue more Preferred Stock with voting rights, the voting rights of Common Stockholders would be diluted. In any event, the Common Stockholders' percentage of equity ownership in us will be reduced if we issue more Preferred Stock.

ANTITAKEOVER MEASURES

	Our Articles of Incorporation and Bylaws, along with Wisconsin statutory law, contain provisions that could discourage potential acquisition proposals and might delay or prevent a change in control of us. Such provisions could result in us being less attractive to a potential acquirer and could result in shareholders receiving less for their Shares than otherwise might be available in the event of a takeover attempt.


                               THE COMPANY
			      -------------

	We are in the business of integrating radiology images and information into healthcare enterprise networks. Our products and services enhance the quality of healthcare provided to patients because they improve radiology workflow efficiencies, reduce healthcare operating costs and improve clinical decision making processes. We deliver this tangible value to facilities of all sizes, but we specifically target small to medium size healthcare facilities, multi-hospital groups, clinics and diagnostic imaging centers by working with our customers to offer unique, phased, cost effective solutions to solve their image and information management and radiology workflow needs.

	We were founded in 1987. We have historically been viewed as a leading provider of medical diagnostic imaging and information connectivity technologies and consulting solutions for healthcare facilities worldwide. Today, we are at the forefront of integrated radiology workflow research and development bringing software applications to the marketplace that will enable the seamless integration of images, information, technology and people across the electronic healthcare enterprise. We believe that our future growth will be driven by a continued concentration on the core aspects of our business: targeted sales/marketing activities with broader geographic coverage; modular product innovation; exceptional professional services; and expanding strategic partnerships that complement our internal efforts. Our strategy is to provide a full suite of radiology workflow solutions to our target market, which are users of electronic image and information management systems in the healthcare industry, including our existing domestic client base of over 400 healthcare facilities, and to deliver functionality and value that taps into the $1.3 billion annual market.

	Our products fall into three distinct categories: connectivity solutions; radiology workflow software applications; and professional services. Connectivity solutions continue to be one of our core competencies to maintain our market-leading position and long-term OEM/VAR relationships. We continue our product innovation in this area in order to provide flexible, state-of-the-art solutions to our OEM/VAR partners who incorporate these products directly into their new modality equipment offerings. While the OEM/VAR relationships are central to the distribution of these products, there is an increasing interest from healthcare organizations to purchase radiology workflow solutions, including connectivity products, directly from us to complete their individual image management strategies.


<PAGE 8>


	Through our founder and Chairman, William C. Mortimore, we believe that we have been a key contributor to the development of the industry's standard network communications protocol known as Digital Imaging Communications in Medicine ("DICOM"), open medical standards like HL-7 and the Integrated Healthcare Enterprise ("IHE") framework that has been created through an initiative co-sponsored by the Radiological Society of North America ("RSNA") and the Healthcare Information and Management Systems Society ("HIMSS"). The IHE initiative represents a consortium of more than thirty companies in the Radiology and Healthcare Information Systems fields. This set of requirements has paved the way for healthcare organizations to begin in earnest to integrate the complex workflow systems of the radiology department with the entire healthcare system by using equipment and software applications that connect the various image and communication components. We have incorporated these standards in all of our connectivity solutions and software applications establishing the basis for seamless integration of images and healthcare information across an organization's intranet or over the Internet.

	Radiology departments and diagnostic imaging centers and their customers benefit from our solutions in a variety of ways including: (i) networking of multiple image-producing and image-using devices to eliminate duplication and reduce the need for capital equipment expenditures to build digital image and information networks; (ii) creating permanent electronic archives of diagnostic-quality images to enable the retrieval of these images and reports at any time in the future; (iii) accessing our modular architecture of products that allow radiology departments, clinics and diagnostic imaging centers to build their electronic image and information management systems in a phased, flexible and cost-effective way; and (iv) delivering the capability to integrate diagnostic radiology images into the radiologist's report to make it a permanent part of the patient's electronic medical record.

	We are a Wisconsin corporation and were incorporated on November 25, 1987. Our executive offices are located at 1126 South 70th Street, Suite S107B, Milwaukee, Wisconsin 53214-3151. Our telephone number is
(414) 977-4000, and our Internet address is www.merge.com.

RECENT ACQUISITION OF AURORA TECHNOLOGY, INC.

	On May 22, 2002, we acquired, through our wholly owned subsidiary, Signal Stream, Inc., the assets of Aurora Technology Inc., a private Minnesota corporation ("Aurora"). Aurora was in the business of design, production and sale of diagnostic radiology products and software that facilitate the viewing, distribution and storage of digital images. Its assets included accounts receivable, inventory, capital equipment and intangible assets. We are utilizing Aurora's assets in a similar manner as Aurora.

	The purchase price was 93,901 non-registered shares of our common stock plus $100,000 in cash. Twenty percent of the shares will be held in escrow for twelve months to secure obligations of Aurora. We agreed to file a registration statement, of which this Prospectus is a part, with the Securities and Exchange Commission with respect to the 93,901 shares of common stock issued in this transaction.

	The consideration for the purchase of the Aurora assets was negotiated at arms-length between us and Aurora and includes a premium over the book value of assets based on our own assessment of the market value of Aurora's assets.

RECENT ACQUISITION OF E-FILM MEDICAL INC.

	On June 28, 2002, we, Merge Technologies Holdings Co, a Nova Scotia, Canada company ("Merge Holdings") and one of our wholly-owned subsidiaries, and eFilm Medical Inc. ("eFilm"), pursuant to the terms of a Reorganization Agreement, completed certain transactions wherein, among other things, we acquired 100% of the issued and outstanding shares of eFilm common stock. As part of the transactions contemplated under the Reorganization Agreement, shares of common stock previously outstanding of eFilm were exchanged for a converted into 1,000,000 exchangeable shares of eFilm (the "eFilm Exchangeable Shares"). Each Exchangeable Share is exchangeable and convertible into one share of our Common Stock. We agreed to file a registration statement, of which this Prospectus is a part, with the Securities and Exchange Commission with respect to the 1,000,000 shares of Common Stock made available to the stockholders of eFilm in exchange of the eFilm Exchangeable Shares at such time as they elect to make the exchange.


<PAGE 9>


	eFilm has been in the business of development of medical imaging workflow products and services, and developing innovative medical image viewing and related solutions within a clinical environment. Its assets included accounts receivable, inventory, capital equipment and intangible assets. We are utilizing the eFilm assets in a similar manner as eFilm. Prior to this transaction with eFilm, we entered into a joint development and technology sharing agreement with eFilm wherein we agreed to cross license certain technologies and jointly develop image distribution technologies under the ImageChannelTM label.

	The consideration was negotiated at arms-length between the us and eFilm and includes a premium over the book value of assets, based on our own assessment of the market value of eFilm's assets and the benefits of combining eFilm with us.


				USE OF PROCEEDS
			       -----------------

	Since we will issue up to 1,000,000 Shares in exchange for the eFilm Exchangeable Shares to certain of the Selling Shareholders, and we have already issued 93,901 Shares to the former shareholders of Aurora Technology, Inc., 6,000 Shares to holders of our Series A Preferred Stock and 6,500 Shares to certain of our directors for services, we will not receive any cash proceeds from the sale of any of the Shares by the Selling Shareholders.

ISSUANCE OF COMMON STOCK UPON EXCHANGE OF EXCHANGEABLE SHARES

	We, Merge Holdings and eFilm entered into a Reorganization Agreement and, among other documents, a Share Exchange Agreement, which resulted in the us owning 100% of Merge Holdings, and Merge Holdings owning 100% of the voting equity securities of eFilm. At the same time as it entered into the Reorganization Agreement, eFilm issued the eFilm Exchangeable Shares to the former eFilm shareholders. The eFilm Exchangeable Shares allow former eFilm shareholders to exchange each eFilm Exchangeable Share for one share of our Common Stock.

	Under the terms of the Share Exchange Agreement, each holder of eFilm Exchangeable Shares is entitled at any time through and including June 28, 2007, to require the us to exchange any or all of the Exchangeable Shares for shares of common stock of the Company, plus (a) cash in the amount of any cash dividends declared but not paid, and (b) delivery of any non-cash dividends declared but not paid. In the event that the Company is liquidated, each eFilm Exchangeable Share shall be exchanged automatically for Shares.

	On June 28, 2007, each eFilm Exchangeable Share shall automatically be exchanged for Shares. We have the right, but not the obligation, to purchase all of the then outstanding eFilm Exchangeable Shares for an amount per share equal to the current market price of the Shares plus declared and unpaid dividends.

	To effect an exchange of any eFilm Exchangeable Shares, a holder shall present and surrender certificates representing the eFilm Exchangeable Shares to eFilm at its offices located at 500 University Avenue, Suite 300, Toronto, Ontario L6J 1M5. In addition, the holder shall deliver to eFilm a signed Notice of Retraction, together with a signed and witnessed Power of Attorney to Transfer Securities and Representations and Warranties.
Upon receipt of all necessary documents, eFilm shall immediately notify the Company at its offices located at 1126 South 70th Street, Suite 107B, Milwaukee, Wisconsin 53214-3151. The Company shall issue to the holder certificates representing Shares and pay any declared but unpaid dividends, whether in cash or non--cash.


<PAGE 10>


                              SELLING SHAREHOLDERS
			     ----------------------

	The Selling Shareholders or their assignees and transferees may offer up to 1,106,861 Shares pursuant to this Prospectus. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The following table sets forth certain information with respect to the Selling Shareholders and the Shares which they either presently own or will own after conversion of the Exercisable Shares.


				 Shares Beneficially	  Shares	    Shares to be
				   Owned Prior to	  Being		 Beneficially Owned
Selling Shareholders		      Offering		 Offered	 After Offering (1)
---------------------------	-------------------	----------	-------------------
				Number      Percent			Number	    Percent
				---------   -------			---------   -------


Harvey L. Poppel...........	1,163,028	13%	     4,562	1,158,466	13%

Robert T. Geras............	  753,180	 8%	       305	  752,875	 8%

Patrice M. Bret, M. D......	  317,796(2)	 3%	   314,015	    3,781	  *

Gregory G. Couch...........	  313,630(2)	 3%	   313,630	     ----	  *

Catherine McCallum.........	  150,000(2)	 2%	   150,000	     ----	  *

Hymie S. Negin.............	  114,204	 1%	       119	  114,085	 1%

Aurora Technology Inc(3)...	   93,901	 1%	    93,901	     ----	  *

Robert A. Barish, M. D.....	   66,281	 1%	     1,441	   64,840	 1%

The Toronto Hospital, Mount
Sinai Hospital, Princess
Margaret Hospital Imaging
Consultants Partnership(4).	   62,740(2)	 1%	    62,740	     ----	  *

University Health Network(5)	   60,000(2)	 1%	    60,000 	     ----	  *

Mitchell D. Goldsmith......	   54,176	 1%	 	79 	   54,097	 1%

NBCN Clearing Inc. ITF
Mount Sinai Hospital(6)....	   40,000(2)	  *	    40,000	     ----	  *

Michael D. Dunham..........	   34,912	  *	     3,177	   31,735	  *

Peter Rossos, M D..........	   30,000(2)	  *	    30,000	     ----	  *

Joe Cafazzo................	   30,000(2)	  *	    30,000	     ----	  *

Anna M. Hajek..............	   15,601	  *	     2,101	   13,500	  *

John D. Halamka, M. D......	   12,934	  *	       791	   12,143	  *
				---------		----------	---------

				3,312,383		 1,106,861	2,205,522
-----------------------------
*Less than one percent

	(1)	Assumes the sale of all Shares offered by this Prospectus.
	(2)	All Shares will be issued upon conversion of the eFilm
		Exchangeable Shares.
	(3)	Kate Sackman, President, exercises voting and investment
		powers over these Shares on behalf of this Selling Shareholder.
	(4)	Joan Sproul, Vice President Finance, exercises voting and investment
		powers over these Shares on behalf of this Selling Shareholder.
	(5)	Tom Closson, President and CEO, exercises voting and investment
		powers over these Shares on behalf of this Selling Shareholder.
	(6)	Patrice Bret, Karel terBrugge, Robert Willinski, Richard Farb and
		Martin Simons, who comprise the management committee, exercise voting
		and investment powers over these Shares on behalf of this Selling
		Shareholder.


<PAGE 11>


	Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations thereunder, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Shares during the applicable "cooling off" period prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Securities Act, in connection with transactions in the Shares, which provisions may limit the timing of purchases and sales of Shares.


	  	     CERTAIN TRANSACTIONS AND RELATIONSHIPS

	Aurora Technology Inc. is a Selling Shareholder who received Shares in connection with our May 2002 transaction in which we purchased the assets of Aurora. The following Selling Shareholders are directors: Robert T. Geras; Dr. Patrice M. Bret; Robert A. Barish; Michael D. Dunham; Anna M. Hajek; and Dr. John D. Halamka. From December 1999 to May 2002, Mr. Negin was one of our directors. Mitchell D. Goldsmith is a member of the firm of Shefsky & Froelich Ltd. which has provided legal services to us for over five years. Ms. Bret, Mr. Couch, Ms. McCallum, The Toronto Hospital, Mount Sinai Hospital, Princess Margaret Hospital Imaging Consultants Partnership, University Health Network, NBCN Clearing Inc. ITF Mount Sinai Hospital, Dr. Rossos and Mr. Cafazzo are Selling Shareholders who received Exchangeable Shares in connection with our June 2002 transaction with eFilm; each of these persons will receive Shares upon conversion of the eFilm Exchangeable Shares.


   			      PLAN OF DISTRIBUTION

	This Prospectus, as appropriately amended or supplemented, may be used from time to time by the Selling Shareholders, or their transferees, to offer and sell the Shares in transactions in which the Selling Shareholders and any broker-dealer through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. We will not receive any of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares.

	We anticipate that resales of the Shares by the Selling Shareholders will be effected from time to time on the open market in ordinary brokerage transactions in the Nasdaq SmallCap Market ("Nasdaq Small Cap"), on which the Shares are included for quotation, in the over-the-counter market, or in private transactions. The Shares will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Shares may be offered directly by the Selling Shareholders or through brokers or dealers. A member firm of the National Association of Securities Dealers, Inc. ("NASD") may be engaged to act as the Selling Shareholders' agent in the sale of the Shares by the Selling Shareholders and/or may acquire Shares as principal. Member firms participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such Shares, from such purchaser), such commissions computed, in appropriate cases, in accordance with the applicable rates of the NASD, which commissions may be negotiated rates where permissible. Sales of the Shares by the member firm may be made on the Nasdaq SmallCap from time to time at prices related to prices then prevailing.

	Participating broker-dealers may agree with the Selling Shareholders to sell the specified number of Shares at a stipulated price per Share and, to the extent such broker dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer's commitment to the Selling Shareholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions on the Nasdaq SmallCap Market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

	Upon the Selling Shareholders notifying us that a particular offer to sell the Shares is made and a material arrangement has been entered into


<PAGE 12>


with a broker-dealer for the sale of Shares, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade, including: (i) the number of Shares involved; (ii) the price at which the Shares were sold; (iii) any participating brokers, dealers, agents or member firm involved; (iv) any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Shareholders; and (v) other facts material to the transaction.

	Shares may be sold directly by the Selling Shareholders or through agents designated by the Selling Shareholders from time to time. Unless otherwise indicated in the supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

	The Selling Shareholders and any brokers, dealers, agents, member firm or others that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.


			   DESCRIPTION OF SECURITIES

	Our authorized capital stock consists of 30,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share, of which we have designated 1,000,000 shares as Series A Preferred Stock, one share of Special Voting Preferred Stock and one share of Series 2 Special Voting Preferred Stock. As of the date of this Prospectus, there were _______________ shares of Common Stock, no shares of Series A Preferred Stock, one share of Special Voting Preferred Stock and one share of Series 2 Special Voting Preferred Stock outstanding.

	The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation (the "Articles") and Bylaws, copies of which are available for review upon request.


Common Stock
------------

	Holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of voting Shares voting for the election of directors can elect all of the members of the Board of Directors. The Common Stock has no preemptive rights and no redemption or conversion privileges. Subject to any preferences of any outstanding Preferred Stock, the holders of the outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the stockholders. A majority vote of Shares represented at a meeting at which a quorum is present is sufficient for most actions that require the vote of stockholders. All of the outstanding shares of the Common Stock are fully-paid and non-assessable. (See "Certain Statutory and Other Provisions.")


Preferred Stock
---------------

	Our Board of Directors may, without further action by our stockholders, from time to time, issue shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Any dividend preference of any Preferred Stock which may be issued would reduce the amount of funds available for the payment of dividends on Common Stock. Also, holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution, or winding-up of us before any payment is made to the holders of common stock. Under certain circumstances, the issuance of such Preferred Stock may render more difficult or tend to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Although we presently have no plans to issue any additional shares of Preferred Stock, the Board of Directors, without stockholder approval, may issue Preferred Stock with voting and conversion rights which could adversely affect the holders of Common Stock.

	Series A Preferred Stock. Holders of Series A Preferred Stock are entitled to receive dividends at the rate of 8% per annum, payable in quarterly installments in cash or in Common Stock, at the discretion of our


<PAGE 13>


Board of Directors. If we are liquidated, holders of Series A Preferred Stock are entitled to receive a liquidation preference in an amount equal to the stated value of the Series A Preferred Stock less any distributions of assets and funds distributed to holders of Series A Preferred Stock, including dividends and/or redemption proceeds from redemptions of Series A Preferred Stock, and including all accrued and unpaid dividends.

	The Series A Preferred Stock ranks senior to the Common Stock and all other Preferred Stock which is junior to the Series A Preferred Stock.

	The Series A Preferred Stock is convertible, at any time and from time to time, at the sole discretion of the holder of Series A Preferred Stock, into Common Stock at the rate of one share of Series A Preferred Stock for one share of Common Stock, subject to adjustment as set forth in our Certificate of Designations for the Series A Preferred Stock. Upon the occurrence of both of (i) the closing bid price of our Common Stock at $4.00 or more for thirty (30) consecutive trading days on the Nasdaq SmallCap Market or any other exchange or trading market on which our Common Stock is traded and (ii) registration of the common stock underlying the Series A Preferred Stock with the Commission, then the Series A Preferred Stock automatically converts into Common Stock.

	The Series A Preferred Stock will be adjusted in the event of a capital reorganization or reclassification, consolidation, merger or other business combination.

	Each share of Series A Preferred Stock is entitled to cast a number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible. Holders of Series A Preferred Stock and Common Stockholders are entitled to vote as one class on all matters as to which shareholders are entitled to vote, unless otherwise provided by applicable law.

	Special Voting Preferred Stock. In September 1999, we, one of our wholly-owned subsidiaries, Interpra Medical Imaging Network, Inc. of Canada ("Interpra") and the principal shareholders of Interpra, pursuant to a Reorganization Agreement (the "Interpra Agreement") completed certain transactions wherein, among other things, we acquired 100% of the issued and outstanding shares of Interpra common stock. As part of the transactions contemplated under the Interpra Agreement, shares of Interpra common stock previously outstanding were exchanged for and converted into 420,000 exchangeable shares of Interpra (the "Interpra Exchangeable Shares"). Each Interpra Exchangeable Share is exchangeable and convertible into one share of Common Stock. Also in connection with our acquisition of Interpra, we issued one share of Special Voting Preferred Stock to a financial institution (the "Interpra Trustee") pursuant to a Trust Agreement (the "Interpra Trust Agreement") dated September 3, 1999, to which the Interpra Trustee, Interpra and we were parties.

	The Interpra Trustee, as the holder of the Special Voting Preferred Stock, is not entitled to receive dividends. If we are liquidated, the holder of the Special Voting Preferred Stock is entitled to receive a liquidation preference in an amount equal to the stated value of the Special Voting Preferred Stock less any distributions of assets and funds distributed to the holder of the Special Voting Preferred Stock, including redemption proceeds from redemptions of the Special Voting Preferred Stock.

	The Special Voting Preferred Stock ranks senior to our Common Stock and junior to any other class or series of our capital stock.

	The Special Voting Preferred Stock is not be subject to redemption, except that at such time as no Interpra Exchangeable Shares (other than Interpra Exchangeable Shares owned by us and our affiliates) are outstanding, and no shares of stock, debt, options or other agreements which could give rise to the issuance of any Interpra Exchangeable Shares to any person (other than us and our affiliates) shall exist. The Special Voting Preferred Stock then shall automatically be redeemed and canceled, for an amount equal to $0.01 due and payable upon such redemption. Upon any such redemption or other purchase or acquisition of the Special Voting Preferred Stock by us, the Special Voting Preferred Stock shall be deemed retired and canceled and may not be reissued.

	The holder of record of the Special Voting Preferred Stock shall be entitled to cast a number of votes equal to the number of Interpra Exchangeable Shares outstanding from time to time (other than the Interpra Exchangeable Shares held by us and our affiliates).


<PAGE 14>


Pursuant to the terms of the Interpra Trust Agreement, during the term of the Interpra Trust Agreement, we may not, without the consent of the holders of the Interpra Exchangeable Shares, issue any additional shares of our Special Voting Preferred Stock. The Special Voting Preferred Stock entitles the holder of record to a number of votes at meetings of holders of our Common Stock equal to the number of Interpra Exchangeable Shares outstanding from time to time (other than the Interpra Exchangeable Shares held by us and our affiliates). The Interpra Trustee shall vote the Special Voting Preferred Stock in accordance with instructions which it has received from the holders of the Interpra Exchangeable Shares. The voting rights attached to the Special Voting Preferred Stock shall terminate pursuant to and in accordance with the Interpra Trust Agreement.

	Series 2 Special Voting Preferred Stock. In June 2002, we, one of our wholly-owned subsidiaries, eFilm Medical Inc. of Canada ("eFilm") and the principal shareholders of eFilm, pursuant to a Reorganization Agreement (the "eFilm Agreement") completed certain transactions wherein, among other things, we acquired 100% of the issued and outstanding shares of eFilm common stock. As part of the transactions contemplated under the eFilm Agreement, shares of common stock of eFilm previously outstanding were exchanged for and converted into 1,000,000 exchangeable shares of eFilm (the "eFilm Exchangeable Shares"). Each eFilm Exchangeable Share is exchangeable and convertible into one share of Common Stock. Also in connection with our acquisition of eFilm, we issued one share of Series
2 Special Voting Stock to a financial institution (the "eFilm Trustee") pursuant to a Trust Agreement (the "eFilm Trust Agreement") dated June
28, 2002, to which the eFilm Trustee, eFilm and we were a party.

	The eFilm Trustee, as the holder of the Series 2 Special Voting Preferred Stock, is not entitled to receive dividends. If we are liquidated, the holder of the Series 2 Special Voting Preferred Stock is entitled to receive a liquidation preference in an amount equal to the stated value of the Series 2 Special Voting Preferred Stock less any distributions of assets and funds distributed to the holder of the Series 2 Special Voting Preferred Stock, including redemption proceeds from redemptions of the Series 2 Special Voting Preferred Stock.

	The Series 2 Special Voting Preferred Stock ranks senior to our Common Stock and junior to any other class or series of our capital stock.

	The Series 2 Special Voting Preferred Stock shall not be subject to redemption, except that at such time as no eFilm Exchangeable Shares (other than eFilm Exchangeable Shares owned by us and our affiliates) shall be outstanding, and no shares of stock, debt, options or other agreements which could give rise to the issuance of any eFilm Exchangeable Shares to any person (other than us and our affiliates) shall exist. The Series 2 Special Voting Preferred Stock shall automatically be redeemed and canceled, for an amount equal to $0.01 due and payable upon such redemption. Upon any such redemption or other purchase or acquisition of the Series 2 Special Voting Preferred Stock by us, the Series 2 Special Voting Preferred Stock shall be deemed retired and canceled and may not be reissued.

	The holder of record of the Series 2 Special Voting Share shall be entitled to cast a number of votes equal to the number of eFilm Exchangeable Shares outstanding from time to time (other than the eFilm Exchangeable Shares held by us and our affiliates).

	Pursuant to the terms of the eFilm Trust Agreement, during the term of the eFilm Trust Agreement, we may not, without the consent of the holders of the eFilm Exchangeable Shares, issue any additional shares of our Series 2 Special Voting Preferred Stock. The Series 2 Special Voting Preferred Stock entitles the holder of record to a number of votes at meetings of holders of Common Stock equal to the number of eFilm Exchangeable Shares outstanding from time to time (other than the eFilm Exchangeable Shares held by us and our affiliates). The Trustee shall vote the Series 2 Special Voting Preferred Stock in accordance with instructions which it has received from the holders of the eFilm Exchangeable Shares. The voting rights attached to the Series 2 Special Voting Preferred Stock shall terminate pursuant to and in accordance with the Trust Agreement.


<PAGE 15>


Limitation of Director Liability
--------------------------------

	Section 180.0828 of the Wisconsin Business Corporation Law ("WBCL") provides that officers and directors of domestic corporations may be personally liable only for intentional breaches of fiduciary duties, criminal acts, transactions from which the director derived an improper personal profit and willful misconduct. These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our shareholders. The employment agreements of certain directors and officers contain a provision similar to the provisions of the WBCL.


Indemnification
---------------

	Under the WBCL, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to us and such breach or failure constituted: (i) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest;
(ii) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. The WBCL allows a corporation to limit its obligation to indemnify officers and directors by providing so in its articles of incorporation. Our Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.


Certain Statutory and Other Provisions
--------------------------------------

	The provisions of our Bylaws and the WBCL described in this section may delay or make more difficult acquisitions or changes of control of us not approved by our Board of Directors. Such provisions have been implemented to enable us, particularly (but not exclusively) in the initial years of our existence as a publicly-traded company, to develop our business in a manner which will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in our best interests and our shareholders. Such provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of us although such proposals, if made, might be considered desirable by a majority of our shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of the Board of Directors.

	Number of Directors; Removal; Vacancies. The Bylaws currently provide that the number of Directors shall be not less than three nor greater than eleven. The authorized number of Directors may be changed by amendment of the Bylaws. The Bylaws also provide that our Board of Directors shall have the exclusive right to fill vacancies on the Board of Directors, including vacancies created by expansion of the Board or removal of a Director, and that any Director elected to fill a vacancy shall serve until the next annual meeting of shareholders. The Bylaws further provide that Directors may be removed by the shareholders only by the affirmative vote of the holders of at least a majority of the votes then entitled to be cast in an election of Directors. This provision, in conjunction with the provisions of the Bylaws authorizing the Board to fill vacant Directorships, could prevent shareholders from removing incumbent Directors and filling the resulting vacancies with their own nominees.

	Amendments to the Articles of Incorporation. The WBCL provides authority to us to amend our Articles at any time to add or change a provision that is required or permitted to be included in the Articles or to delete a provision that is not required to be included in the Articles. The Company's Board of Directors may propose one or more amendments to our Articles for submission to shareholders and may condition its submission of the proposed amendment on any basis if the Board of Directors notifies each shareholder, whether or not entitled to vote, of the shareholders' meeting at which the proposed amendment will be voted upon.

	Constituency or Stakeholder Provision. Under Section 180.0827 of the WBCL (the "Wisconsin Stakeholder Provision"), in discharging his or her


<PAGE 16>


duties to us and in determining what he or she believes to be in our best interests of, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which we operate and any other factors that the director or officer considers pertinent.

	Wisconsin Antitakeover Statutes. Sections 180.1140 to 180.1144 of the WBCL (the "Wisconsin Business Combination Statute") regulate the broad range of "business combinations" between a "resident domestic corporation" (such as us) and an "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include a merger or share exchange, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of the corporation or 10% of its earning power, or the issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, the adoption of a plan of liquidation or dissolution and certain other transactions involving an "interested stockholder," defined as a person who beneficially owns 10% of the voting power of the outstanding voting stock of the corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three (3) years. Section 180.1141 of the Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three (3) years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Accordingly, the Wisconsin Business Combination Statute's prohibition on business combinations cannot be avoided during the three (3) year period by subsequent action of the board of directors or shareholders. Business combinations after the three
(3) year period following the stock acquisition date are permitted only if
(i) the board of directors approved the acquisition of the stock by the interested stockholder prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder or (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount.

	In addition, the WBCL provides in Sections 180.1130 to 180.1133 that business combinations involving a "significant shareholder" (as defined below) and a "resident domestic corporation" (such as us) are subject to a two-thirds supermajority vote of shareholders (the "Wisconsin Fair Price Statute"), in addition to any approval otherwise required. A "significant shareholder," with respect to a resident domestic corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two (2) years. As a result of completing our initial public offering of Common stock in 1998, we are an "issuing public corporation." Under Section 180.1131 and Section 180.1132 of the WBCL, the business combinations described above must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (i) the aggregate value of the per share consideration is equal to the higher of
(a) the highest price paid for any common stock of the corporation by the significant shareholder in the transaction in which it became a significant shareholder of within two (2) years before the date of the business combination, (b) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled; and (ii) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

	Section 180.1134 of the WBCL (the "Wisconsin Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to
(i) acquire more than 5% of the outstanding voting shares at a price above the market price from any individual who or organization which owns more than 3% of the outstanding voting shares and has held such shares for less than two (2) years, unless a similar offer is made to acquire all voting shares, or (ii) sell or option assets of the corporation which amount to


<PAGE 17>


at least 10% of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring shares of common stock with the goal of seeking to have us repurchase such shares at a premium over the market price.

	Section 180.1150 of the WBCL provides that the voting power of shares of public Wisconsin corporations such as us held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from us or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

	Certain Antitakeover Effects. Certain provisions of our Articles and Bylaws may have significant antitakeover effects, including the ability of the remaining directors to fill vacancies, and the ability of the Board of Directors to issue "blank check" Preferred Stock which, in turn, allows the directors to adopt a so-called "rights plan" which would entitle shareholders (other than a hostile bidder) to acquire our stock at a discount.

	The explicit grant in the Wisconsin Stakeholder Provision of discretion to directors to consider nonshareholder constituencies could, in the context of an "auction" of us, have antitakeover effects in situations where the interests of our stakeholders, including employees, suppliers, customers and communities in which we do business, conflict with the short-term maximization of shareholder value.

	The Wisconsin Fair Price Statute may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price. In addition, the Wisconsin Defensive Action Restrictions may have the effect of deterring a shareholder from acquiring common stock with the goal of seeking to have us repurchase common stock at a premium. The WBCL statutory provisions and our Article and Bylaw provisions referenced above are intended to encourage persons seeking to acquire control of us to initiate such an acquisition through arms-length negotiations with our Board of Directors and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available. Such measures are also designed to discourage investors from attempting to accumulate a significant minority position in us and then use the threat of a proxy contest as a means to pressure us to repurchase common stock at a premium over the market value. To the extent that such measures make it more difficult for, or discourage, a proxy contest or the assumption of control by a holder of a substantial block of Common stock, they could increase the likelihood that incumbent Directors will retain their positions and may also have the effect of discouraging a tender offer or other attempt to obtain control of us, even though such attempt might be beneficial to us and its shareholders.


Transfer Agent
--------------

	The transfer agent for our common stock and Preferred Stock is Mellon Investor Services, LLC.


				LEGAL MATTERS
			       ---------------

	The validity of the issuance of the Shares offered hereby has been passed on for us by Herrling, Clark, Hartzheim & Siddall, Ltd., as special securities counsel to the Corporation for this offering. We are represented by Shefsky & Froelich Ltd. for other corporate and securities law matters.


				   EXPERTS
				  ---------

	The consolidated financial statements of the Corporation and subsidiaries as of December 31, 2001, and December 31, 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference in this Prospectus and the Registration Statement (of which this Prospectus is a part) in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


<PAGE 18>


			    AVAILABLE INFORMATION
			   -----------------------

	We have filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth below.

	We are subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549. Copies of this material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N. W., Washington, D.C. 20549, at prescribed rates. Our Common Stock is included for quotation on the Nasdaq SmallCap Market and these reports, proxy statements and other information concerning us may be inspected at the office of the Nasdaq Market, 1735 K Street, N. W., Washington, D.C. 20006.


<PAGE 19>


No dealer, salesperson or other person
has been authorized to give any information		 1,106,861 Shares
or to make any representations other than
those contained in this Prospectus and, if
given or made, such information or
representations must not be relied upon
as having been authorized by the Company.	Merge Technologies Incorporated
This Prospectus does not constitute an offer
to sell or a solicitation of an offer to buy
to any person in any jurisdiction in which
such offer or solicitation would be unlawful
or to any person to whom it is unlawful.
Neither the delivery of this Prospectus nor		  Common Stock
any offer or sale made hereunder shall, under	        ($0.01 par value)
any circumstances, create any implication
that there has been no change in the affairs
of the Company or that information contained		   PROSPECTUS
herein is correct as of any time subsequent to the date hereof.


TABLE OF CONTENTS			PAGE
--------------------------------------------

DOCUMENTS INCORPORATED BY
  REFERENCE............................    1

RISK FACTORS...........................	   2

THE COMPANY............................	   8

USE OF PROCEEDS FROM WARRANT EXERCISES.   10

ISSUANCE OF COMMON STOCK UPON EXCHANGE
  OF EXCHANGEABLE SHARES...............   10

SELLING SHAREHOLDERS...................	  11

CERTAIN TRANSACTIONS AND
  RELATIONSHIPS........................   12

PLAN OF DISTRIBUTION...................   12

DESCRIPTION OF SECURITIES..............   13

LEGAL MATTERS..........................   18

EXPERTS................................   18

AVAILABLE INFORMATION..................   19


<PAGE 20>


		PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

	The following is a schedule of the estimated expenses to be incurred by the Company in connection with the issuance and sale of the securities being registered hereby.

	Registration Fee...................	$    417.51
	Blue Sky Fees and Expenses.........	$  2,750.00
	Accounting Fees and Expenses.......	$  4,000.00*
	Legal Fees and Expenses............	$  7,500.00*
	Printing Expenses..................	$    100.00*
	Transfer Agent and Registrar Fees..	$    100.00*
	Miscellaneous......................	$    500.00*
						-----------
	Total..............................	$ 15,367.51
						===========
	*Estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

	Under the WBCL, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to us and such breach or failure constituted: (i) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest;
(ii) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. The WBCL allows a corporation to limit its obligation to indemnify officers and directors by providing so in its articles of incorporation. Our Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.


ITEM 16.  EXHIBITS


EXHIBIT NUMBER
--------------

5	Opinion of Herrling, Clark, Hartzheim & Siddall, Ltd. regarding
	legality

23.1	Consent of KPMG LLP

23.2	Consent of Herrling, Clark, Hartzheim & Siddall, Ltd. (Please
	refer to Exhibit 5 of this Registration Statement.)

23.3	Consent of Shefsky & Froelich Ltd.*

23.4 	Consent of Carver Moquist & Associates, LLC

23.5 	Consent of Pasquesi Sheppard LLC

23.6	Consent of Deloitte & Touche LLC

*Previously submitted.


<PAGE 21>


ITEM 17.  UNDERTAKINGS

	The Registrant hereby undertakes:

	A.	(1)	To file, during any period in which offers or sales
			are being made, a post-effective amendment to this registration statement:

			(i)	To include any prospectus required by Section
				10(a)(3) of the Securities Act; and

			(ii)	To reflect in the prospectus any facts of
				events arising after the effective date of the registration statement which, individually or together, represent a fundamental change in the information in the registration statement; and

			(iii)	To include any additional or changed material
				information with respect to the plan of
				distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

		(2)	That, for the purpose of determining any liability
			under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

		(3)	To remove from registration by means of a
			post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	B.	The undersigned registrant hereby undertakes that, for
		purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	C.	Insofar as indemnification for liabilities arising under
		the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


<PAGE 22>


				 SIGNATURES
			        ------------

	Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment No. 1 on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Milwaukee, State of Wisconsin, on February 7, 2003.

				MERGE TECHNOLOGIES INCORPORATED



				By:	/s/ Richard A. Linden
					Richard A. Linden
					President and Chief Executive Officer



				By:	/s/ Scott T. Veech
					Scott T. Veech
					Chief Financial Officer, Treasurer
					  & Secretary


<PAGE 23>


			 GRANT OF POWER OF ATTORNEY
			----------------------------

	Each person whose signature appears below as a Director and/or officer of Merge Technologies Incorporated hereby constitutes and appoints Richard A. Linden and Scott T. Veech his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all subsequent amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

	Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



SIGNATURES				TITLE				DATE
-------------------------------------------------------------------------------------------


/s/ William C. Mortimore*		Chairman of the Board of 	February 7, 2003
-----------------------------------	Directors and Chief Strategy
William C. Mortimore			Officer



/s/ Richard A. Linden*			Director, President, and 	February 7, 2003
-----------------------------------	Chief Executive Officer
Richard A. Linden


/s/ Robert T. Geras*			Director			February 7, 2003
-----------------------------------
Robert T. Geras


/s/ Robert A. Barish, M. D. *		Director			February 7, 2003
-----------------------------------
Robert A. Barish, M. D.


/s/ Michael D. Dunham*
-----------------------------------	Director			February 7, 2003
Michael D. Dunham


/s/ John D. Halamka, M. D., M. S. *	Director			February 7, 2003
-----------------------------------
John D. Halamka, M. D., M. S.


/s/ Patrice M. Bret, M. D. *
-----------------------------------	Director			February 7, 2003
Patrice M. Bret, M. D.


/s/ Anna M. Hajek*
-----------------------------------	Director			February 7, 2003
Anna M. Hajek


/s/ Scott T. Veech			Chief Financial Officer, 	February 7, 2003
-----------------------------------	Secretary and Treasurer
Scott T. Veech				(Principal Accounting
					Officer and Principal
					Financial Officer)


*By:	/s/ Scott Veech
	----------------------------
	Scott Veech

*Signed pursuant to power of attorney granted to Scott Veech by instrument dated September 26, 2002.




<PAGE 24>


EXHIBIT 5
----------


February 7, 2003

Merge Technologies Incorporated
1126 S. 70th Street
Milwaukee, Wisconsin  53214-3151

	Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

	We have acted as special Wisconsin securities counsel to Merge Technologies Incorporated (the "Company"), in connection with the preparation and filing of the registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and the prospectus contained therein with respect to the public offering of up to 1,106,861 shares of the Company's common stock, par value $0.01 (the "Shares"), which are being offered on behalf of selling shareholders. In connection with the registration of the Shares, you have requested our opinion with respect to the matters set forth below.

	For purposes of this opinion, we have reviewed the Registration Statement. In addition, we have examined the originals or copies certified or otherwise identified to our satisfaction of: (i) the Company's Articles of Incorporation, as amended to date; (ii) the By-laws of the Company, as amended to date; (iii) records of the corporate proceedings of the Company as we deemed necessary or appropriate as a basis for the opinions set forth herein; and (iv) those matters of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have not made any independent review or investigation of the organization, existence, good standing, assets, business or affairs of the Company, or of any other matters. In rendering our opinion, we have assumed without inquiry the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of these documents submitted to us as copies.

	We have not undertaken any independent investigation to determine facts bearing on this opinion, and no inference as to the best of our knowledge of facts based on an independent investigation should be drawn from this representation. Further, our opinions, as hereinafter expressed, are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity whether enforcement is considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefore may be brought.

	We are admitted to the practice of law only in the State of Wisconsin and, accordingly, we do not purport to be experts on the laws of any other jurisdiction nor do we express an opinion as to the laws of jurisdictions other than the laws of the State of Wisconsin, as currently in effect.

	On the basis of, and in reliance upon, the foregoing, and subject to the qualifications contained herein, we are of the opinion that the Shares held by the selling shareholders are, and the Shares, when issued in connection with the conversion of the Exchangeable Shares, as defined in the Registration Statement, held by such selling shareholders and after receipt of the exercise price therefore, will be validly issued, fully-paid and nonassessable.

	We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

HERRLING, CLARK, HARTZHEIM & SIDDALL, LTD.


/s/ Greg P. Curtis
--------------------
Greg P. Curtis

GPC/csd


<PAGE 25>


EXHIBIT 23.1
-------------

			  INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Merge Technologies Incorporated:


We consent to the use of our report dated February 20, 2002, with respect to the consolidated balance sheets of Merge Technologies Incorporated and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, cash flows, and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.


KPMG LLP

/s/ KPMG LLP
-------------------

Chicago, Illinois
September 23, 2002


<PAGE 26>


EXHIBIT 23.2
-------------


Please refer to Exhibit 5 of this Registration Statement.


<PAGE 27>



EXHIBIT 23.4
-------------

		     	    INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Merge Technologies Incorporated:


	We consent to the incorporation by reference in this Registration Statement of Merge Technologies Incorporated on Form S-3 of our report dated March 22, 2001, relating to the financial statements of Aurora Technology Inc. as of December 31, 2000 and December 31, 1999, appearing in the Current Report on Form 8-K, as amended, of Merge Technologies Incorporated dated May 22, 2002.


CARVER MOQUIST & ASSOCIATES, LLC

/s/ CARVER MOQUIST & ASSOCIATES, LLC
-------------------------------------

Bloomington, Minnesota
September 25, 2002


<PAGE 28>


EXHIBIT 23.5
-------------


			   INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Merge Technologies Incorporated:


	We consent to the incorporation by reference in this Registration Statement of Merge Technologies Incorporated on Form S-3 of our report dated March 1, 2002, relating to the financial statements of Aurora Technology Inc. as of December 31, 2001, appearing in the Current Report on Form 8-K, as amended, of Merge Technologies Incorporated dated May 22, 2002.


PASQUESI SHEPPARD LLC

/s/ PASQUESI SHEPPARD LLC
--------------------------

Lake Forest, Illinois
September 23, 2002


<PAGE 29>


EXHIBIT 23.6
-------------


			  INDEPENDENT AUDITORS' CONSENT


	We consent to the incorporation by reference in this Registration Statement of Merge Technologies Inc. on Form S-3 of our reports dated May 10, 2002, except as to Note 10 (iv) and Note 11 which are as of August 8, 2002, (which reports express an unqualified opinion and include explanatory paragraphs referring to the Company's ability to continue as a going concern and that the financial statements have been restated) appearing in Amendment No. 1 to the Current Report on Form 8-K-A dated June 28, 2002.


DELOITTE & TOUCHE LLP

/s/ DELOITTE & TOUCHE LLP
-------------------------

Chartered Accountants

Toronto, Ontario
September 25, 2002


<PAGE 30>


END OF DOCUMENT